National Oil Company of Liberia

1st. Street, Sinkor (*Adjacent Monrovia City Hall)*
P.O Box 2080, 1000 Monrovia, 10 Liberia

March 18, 2026

Letter of Engagement for Blocks LB-4 & LB-5

This Letter of Engagement ("LOE" or "Letter"), is executed between the National Oil Company of Liberia (NOCAL), by and through its President and Chief Executive Officer (CEO), Mr. Fabian Michale Lai, and **VisionWave Holdings, Inc.** ("VisionWave"), by and through its Interim CEO and Executive Chairman, Mr. Douglas Davis.

NOCAL herewith approves VisionWave's request to acquire petroleum rights for Blocks LB-4 & LB-5 (**"the Blocks")** within the Liberia Basin under the Executive Allocation (EA) framework in keeping with section 14.1 (c) of the Amended Petroleum Law, 2019. NOCAL values the partnership with VisionWave, and herewith describes the terms and conditions for the acquisition of the Blocks. The LOE establishes valid and enforceable contractual rights, with legally binding obligations of the Parties during the validity period. Both NOCAL and VisionWave shall be referred to jointly in this Letter as "Parties" and individually as "Party."

Representations and Warranties

Each Party represents and warrants to the other as follows: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) it has full power and authority to execute, deliver, and perform its obligations under this LOE; (c) the execution, delivery, and performance of this LOE have been duly authorized by all necessary corporate or governmental action; (d) this LOE constitutes a valid and binding obligation, enforceable against it in accordance with its terms; and (e) the execution, delivery, and performance of this LOE do not violate any law, regulation, contract, or order applicable to it. NOCAL further represents and warrants that: (i) it has the full right, power, and authority, subject to the NOCAL Act 2014 (ratified 2016) to grant the rights contemplated herein; (ii) the Blocks are free and clear of any liens, encumbrances, or third-party claims; (iii) there are no pending or threatened legal proceedings that could materially affect the Blocks or this LOE; and (iv) all actions taken in connection with this LOE comply with Liberian law and do not violate any anti-corruption laws, including the Federal Corrupt Practices Act (FCPA) or equivalent Liberian statutes.

Procedure

I hereby confirm NOCAL's decision to allocate the Blocks to VisionWave under the terms and conditions of this LOE, as and when executed between the Parties, and the

commencement of the process to grant a Production Sharing Contract (PSC) by the Liberia Petroleum Regulatory Authority (LPRA). Following the execution of the LOE, the next step entails NOCAL forwarding VisionWave to the LPRA for prequalification using specialized rules as required by the Amended Petroleum Law. NOCAL shall remain engaged with the LPRA to facilitate the due diligence process (prequalification), and NOCAL shall use its best efforts to ensure that such process is completed within sixty (60) days of submission. Upon the issuance of a notice of qualification by LPRA, NOCAL, and VisionWave will finalize the signing of the PSC with LPRA within thirty (30) days. Thereafter, the PSC will be forwarded to the Liberian Legislature by the President of the Republic of Liberia for ratification. NOCAL shall actively support and use its best efforts to advance the ratification of said PSCs within ninety (90) days of its submissions.

Exclusivity

This LOE grants exclusive but non-transferable rights to VisionWave over the Blocks for a period of eight (8) months from the date of the LOE's execution, same being the date on which VisionWave's authorized representative signs this LOE ("Effective Date"), until the PSCs are signed between LPRA, NOCAL, and VisionWave. In the event that a PSC is not awarded within this stipulated timeframe, VisionWave may request an extension of the validity of the LOE, which may be reasonably granted by NOCAL, provided the delay of the award of the PSC is not attributed to the actions of VisionWave.

During this period of exclusivity, NOCAL shall not engage in, negotiate, commit to, or offer any terms or conditions to any other company for exploration activities on the Blocks under a petroleum agreement. This, however, does not apply to the granting of reconnaissance licenses for the conduct of geological and geophysical (G&G) studies or surveys, provided that any such reconnaissance license shall not interfere with or delay the process contemplated herein and shall not undermine the exclusivity granted to VisionWave as contained herein. This exclusive right granted under the LOE shall not be assigned, transferred, or mortgaged to another company without the expressed written approval of NOCAL, which shall not be unreasonably withheld.

Key Terms of the PSC

As described supra, NOCAL herewith commits that the following terms shall constitute key elements of the PSC to be executed with the Government of Liberia through the LPRA. Notwithstanding, VisionWave may opt to renegotiate some of these terms during the finalization of the PSC based on changes in conditions and circumstances. NOCAL further covenants to expeditiously engage with the Liberian Legislature for the ratification of the PSC incorporating these terms.

Proposed Equity and Participating Structure

1. Under the contemplated PSC with VisionWave, the following allocations of participating interests may apply:

    a. 10% free carried interest for NOCAL up to commercial production.

b. 10% carried working interest to the State (Government of Liberia) up to commercial production.
c. 5% carried working interest for the Citizens up to commercial production.
d. Up to 5% equity interest in a competent local company owned by Liberians, which may be carried or not, subject to the negotiations between VisonWave and the local Liberian company.

The specifics of the foregoing equity structure for count (d) shall be contained within in the PSC, and VisionWave shall have the right to propose adjustments based on industry standards and economic evaluations.

<u>Financial Terms</u>

The Parties hereby agree to the following financial terms:

1. **Initial Signing bonus** is described as a payment made immediately following the signing of the LOE. In consideration of the covenants, commitments, exclusive rights, and acceptance of the key terms of the future PSC, NOCAL hereby requires, and VisionWave agrees, to pay an Initial Signing Bonus of **Three Hundred Thousand United States Dollars (US$300,000.00)** for each Block within sixty (60) days of the signing of this LOE by both Parties. In the event that any of, or both of the Blocks are not awarded to VisionWave due to a condition, action, or inaction without any attribution to VisionWave, the Initial Signing Bonus shall be reimbursed in full without interest.

2. **Data Licensing Requirement:** Within one hundred and twenty (120) days of the Effective Date of the PSC, VisionWave shall license 2D and 3D seismic data from TGS (NOCAL's data broker) in an amount not less than **One Million United States Dollars (US$1,000,000.00)** per Block.

3. Upon signing the PSC, VisionWave will be required to pay a signature bonus of **One Million United States Dollars (US$1,000,000.00)** for each Block. This payment shall be made not more than ninety (90) days from the date of ratification of the PSC by the Liberian Legislature.

4. At the time of the farm-out of the PSC from VisionWave to a qualified strategic partner, a signature bonus shall be agreed upon during the negotiation, which the qualified partner shall pay. Furthermore, VisionWave shall remit to NOCAL a transactional fee of **twenty-five percent (25%)** of the total compensation paid to VisionWave by its farm-in partner, in addition to any capital gain tax imposed under the Liberia Revenue Code.

<u>Work Program</u>

The PSC will be awarded for an exploration period of seven (7) years in total, organized through three (3) consecutive exploration phases. The following work program is hereby agreed upon between the Parties:

1. **First Exploration Phase (2 years with the possibility of extension):** Conduct or fund the 3D seismic program during the first exploration period, which shall not exceed three years, provided that a mandatory data licensing package (for both 2D and 3D) is included under the PSC.

2. **Second Exploration Phase (2 years with the possibility of extension):** requirement to drill at least an exploration well with a minimum expenditure commitment.

3. **Third Exploration Phase (3 years with the possibility of extension):** requirement to drill at least an exploration well with a minimum expenditure commitment.

The work program shall be subject to final negotiation in the PSC, including reasonable adjustments for force majeure events, such as acts of God, war, pandemics, or governmental actions beyond VisionWave's control.

Binding Effect

The terms of this LOE shall be binding on the Parties and their successor in business during the validity of the LOE except as otherwise provided herein. This LOE contains the entire terms and conditions between the Parties; any and all other understandings or agreements the Parties may have reached previously are hereby nullified upon the signing of this LOE as if they never existed.

Miscellaneous Conditions

NOCAL reserves the right to revoke and recall this LOE at any time upon determination of VisionWave's default and breach of the terms and conditions herein stated. Default and breach may include, but are not limited to, failure to make payment or license seismic data as agreed in this LOE within the stipulated time, assignment without authorization, inability to continue with the partnership, acquisition of petroleum rights under the terms of the PSC, imposition of international sanctions, bankruptcy, and insolvency.

Confidentiality. Each Party shall keep confidential all information disclosed by the other Party in connection with this LOE and shall not disclose such information to any third party without the prior written consent of the disclosing Party, except as required by law, official government request, or regulation (including U.S. securities laws applicable to VisionWave as a Nasdaq-listed company). This obligation shall survive termination of this LOE for a period of five (5) years.

Governing Law and Dispute Resolution. This LOE shall be governed by the laws of the Republic of Liberia, without regard to conflict of laws principles. Any disputes arising out of or relating to this LOE shall be resolved exclusively through neutral arbitration (e.g. London) with the prevailing Party entitled to recover reasonable attorneys' fees and costs.

Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations under this LOE (other than payment obligations) if such delay or failure is due to force majeure events, including but not limited to acts of God, war, terrorism, pandemics, strikes, or governmental actions. The affected Party shall promptly notify the other and use reasonable efforts to mitigate the effects.

Compliance with Laws. Each Party shall comply with all applicable laws, including anti-corruption laws such as the Foreign Corrupt Practices Act (FCPA). VisionWave's obligations hereunder are conditioned upon NOCAL's compliance with such laws.

By affixing the signature of the authorized representative below, VisionWave agrees to be bound by the terms and conditions of this Letter of Engagement.

For NOCAL:

Name: Fabian Michael Lai
Title: President /CEO

Signature: Fabian M Lai

Date: March 18, 2026

On behalf of VisionWave Holdings, Inc.:

Name: Douglas Davis

Title: Interim CEO and Executive Chairman

Signature: [signature]

Date: March 18, 2026